Blue Sphere Corporation 8-K

Exhibit 99.1

BLUE SPHERE CEO UPDATE LETTER

“2015 Was a Standout Year”

CHARLOTTE, NC (Tackle Box Newswire) –January 19, 2015 Blue Sphere Corp. (OTCQB: BLSP) (the “Company” or “Blue Sphere”), a clean energy company that develops, manages and owns waste-to-energy projects, has released a letter to shareholders from the Company’s CEO, discussing the accomplishments achieved for the calendar year 2015 and a brief outline of plans for 2016.

Blue Sphere ended 2015 with two principal projects in development in the United States and acquired four facilities in Italy. In the United States our North Carolina and Rhode Island biogas projects received financing, began construction and were nearing completion at the end of 2015. In Italy, the Company obtained the necessary financing and completed the acquisitions of four fully operating biogas facilities, each with long term power purchase agreements already in place.

As Blue Sphere advanced the 2015 projects toward their goals, the Company continued to realize the tremendous potential of the waste-to-energy business. With the goal of becoming a leader in the sector, the Company further realized the importance of developing a pipeline of additional projects in parallel with the development of existing projects. Consequently, we established three mission critical goals for the Company for 2016: (i) bringing the North Carolina and Rhode Island biogas projects to full operational status, (ii) further developing a pipeline of more lucrative projects in the waste-to-energy sector and (iii) completing one or more acquisitions of operating facilities prior to the end of calendar year 2016.

Overview of Select 2015 Accomplishments

·	January 2015 - We achieved financial closing in the amount of approximately $27,000,000 with respect to, and became a co-owner of, the North Carolina biogas plant.

·	April 2015 – We achieved a financial closing in the amount of approximately $19,000,000 with respect to, and became a co-owner of, the Rhode Island biogas plant.

·	In August 2015 – We announced the conversion of all convertible notes issued by the Company. The conversion of these notes represented the retirement of approximately $1,500,000 of the Company’s debt.

·	December 2015 – We closed on the acquisition of four biogas facilities in Italy with an enterprise value of approximately $26,400,000.

·	December 2015 – We closed on an offering of $3,000,000 of our senior debentures and warrants to purchase shares of common stock of the Company.

Specific Accomplishments

1.   North Carolina Biogas Facility - We closed on the full financing of, and became a co-owner of, a biogas project near Charlotte, North Carolina. The financing equaled approximately $27,000,000, and construction began in early 2015. The North Carolina project is a 5.2MW biogas generation facility. To date, we have completed all primary construction of the facility and expect to commence operation in the first quarter of 2016. The facility has a signed 15-year power purchase agreement to sell power to Duke Energy.

2.   Rhode Island Biogas Facility - We closed on the full financing of, and became a co-owner of, a biogas project near Providence, Rhode Island. The financing equaled approximately $19,000,000, and construction began in mid-2015. The Rhode Island project is a 3.2MW biogas generation facility. We have completed all primary construction of the facility and expect to commence operation in the first quarter of 2016. The facility has a signed 15-year power purchase agreement to sell power to National Grid.

5.   Italian Biogas Facilities - Blue Sphere has acquired 100% of the stock of Agricerere, S.R.L., Agrielektra, S.r.L., Agrisorse, S.r.L. and Gefa, S.r.L. Individually, each fully operational facility generates 1 MW of electricity per hour, which is sold to Gestore del Servizi Energetici GSE, S.p.A., a state owned company that promotes and supports renewable energy sources in Italy, pursuant to a power purchase agreement that runs through December 31, 2027.

The four biogas facilities combined are expected to generate approximately $9,240,000 in annual revenue. The four biogas facilities combined will generate approximately $4,136,000 in annual EBITDA. The annual EBITDA of each biogas facility is guaranteed by Austep, S.p.A, our operating partner and a global leader in waste-to-energy technology and management. The Austep, S.p.A financial guarantee is further backed by an insurance policy underwritten and issued by a leading insurance provider. Pursuant to its agreements with Austep, S.p.A., Blue Sphere expects to receive the annual guaranteed EBITDA, and Austep, S.p.A. will receive any revenues in excess of the guaranteed EBITDA.

The enterprise value of these four facilities, as stated by Innovatec, S.p.A, is approximately $26,400,000.

6.   Pipeline of New Projects - We are currently at various stages of evaluation for the following acquisition or development of projects:

Europe

·	Blue Sphere has developed a network of brokers, consultants, legal and accounting experts that will allow for further expansion into the European marketplace.

·	Up to 20 additional 1 MW facilities in Italy, each with at least one year of operating history.

·	The development of an approximately $20,000,000 Anaerobic Digestion facility in Western Europe.

Mediterranean

·	The development of two waste-to-energy projects in Israel.

Asia

·	The development of an approximately $250,000,000 Incineration facility in southern Asia.

North America

·	The Company has issued proposals for two RFP’s for projects in Massachusetts and Rhode Island.

Overall for 2016, the Company is evaluating acquisition, development and/or participation in approximately $400,000,000 in waste-to-energy projects in the United States, Canada and around the world. However, there is no assurance that we will be able to participate in any or all of these projects.

7.   Debt Conversions – The Company announced that its debt conversion program is complete, and that all outstanding amounts owing under debentures and notes issued by the Company have been converted in full. The Company's debt conversion program commenced in August 2014 and peaked, in the aggregate, at $1.5 million.

8.   Analyst Coverage – In 2015, the Company was the focus of research coverage and spotlight reports initiated or updated by See Thru Equity, Crystal Equity Research and Maxim Group, LLC. See Thru Equity is an equity research firm focused on companies with less than $1 billion in market capitalization.  Crystal Equity Research is a securities research and capital markets advisory firm working with financial professionals and self-directed investors. Maxim Group, LLC is a leading full-service investment banking, securities and wealth management firm headquartered in New York, New York. Maxim Group offers investment banking, private wealth management, and global institutional equity, fixed income and derivative sales & trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals.

9.   Capital Raise – In December 2015, the Company closed on an offering of US$3,000,000 of its senior debentures and warrants to purchase shares of the Company’s common stock. The debentures sold in the financing have a face value of US$3,000,000, and after commissions and selling expenses, the Company received net proceeds of $2,672,000. The Company worked with Maxim Group, LLC, a New York based investment banking firm, to offer and sell the senior debentures and warrants. The proceeds of the financing will be used for general business activities.

For a more detailed description of most of these accomplishments, please refer to our numerous filings with the U. S. Securities and Exchange Commission.

The Future

2015 was a standout year for Blue Sphere and in 2016 the Company will continue to focus on the implementation of our North Carolina and Rhode Island biogas plants, operation of our four biogas facilities in Italy, development of new projects currently under evaluation and the expansion of our pipeline of projects in anaerobic digestion, renewable natural gas, landfill gas to energy and other renewable energy technologies.

With the successes of 2015, Blue Sphere has transitioned from being a company with dreams and prospects to a company with operational enterprises, excellent strategic allies, solid financial partners and bigger and brighter prospects than ever before.

About Blue Sphere Corporation

Blue Sphere Corporation operates in the clean-tech sector as a waste-to-energy project integrator. Blue Sphere develops waste-to-energy and other renewable energy projects. The Company is becoming a key player in the global waste-to-energy and renewable energy markets. For further information please visit the Company's website www.bluespherecorporate.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Litigation Reform Act of 1995, which are subject to risks and uncertainties and may change at any time. These statements are only predictions and involve known and unknown risks, uncertainties and other factors including, without limitation, (i) uncertainties regarding our ability to obtain adequate financing on a timely basis including financing for specific projects, (ii) the financial and operating performance of our projects after commissioning, (iii) uncertainties regarding the market for and value of carbon credits and other environmental attributes, (iv) political and governmental risks associated with the countries in which we operate, (v) unanticipated delays associated with project implementation including designing, constructing and equipping projects, as well as delays in obtaining required government permits and approvals, (vi) the development stage of our business and (vii) our lack of operating history. As such, there is no assurance that the initiatives described in the press release will be successfully implemented or meet expectations. The Company assumes no obligation to update the information in this release.

Contact Information:

Tactical Growth Partners, LLC

212-355-5134

info@tgpny.com

www.tacticalgrowthpartners.com

www.launchpadir.net